As filed with the Securities and Exchange Commission on April 21, 2026.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MOMENTUS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	84-1905538
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1762 Automation Parkway
San Jose, CA 95131
(650) 564-7820
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
John C. Rood
Chief Executive Officer
1762 Automation Parkway
San Jose, CA 95131
Telephone: (650) 564-7820
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Stephen C. Hinton, Esq. Bradley Arant Boult Cummings LLP ONE 22 ONE 1221 Broadway Nashville, Tennessee 37203 Telephone: (615) 252-3585	Lon Ensler Chief Financial Officer 1762 Automation Parkway San Jose, California 95131 Telephone: (650) 564-7820

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated April 21, 2026
PRELIMINARY PROSPECTUS

Momentus Inc.
Up to 1,400,000 Shares of Common Stock
This Prospectus relates to the offer and sale from time-to-time of up to 1,400,000 shares of Class A common stock, par value $0.00001 per share (the “Common Stock”), of Momentus Inc. (the “Company,” “Momentus,” “we,” “our” or “us”) by the Selling Stockholders identified in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of (i) 450,000 shares of Common Stock (the “Private Placement Shares”) issued to the Selling Stockholders pursuant to the Securities Purchase Agreement dated April 14, 2026 (the “April 2026 SPA”); (ii) 883,334 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of certain pre-funded warrants issued to the Selling Stockholders on April 15, 2026 (the “Pre-Funded Warrants”); and (iii) 66,666 shares of Common Stock (the “PA Warrant Shares” and, together with the Private Placement Shares, and Pre-Funded Warrant Shares, the “Shares”) issuable upon exercise of certain warrants issued to the Selling Stockholders on April 15, 2026 (the “PA Warrants” and, together with the Pre-Funded Warrants, the “Warrants”).
We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale by the Selling Stockholders of the Shares.
Sales of the Shares by the Selling Stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market or at negotiated prices. The Selling Stockholders may sell shares to or through underwriters, broker-dealer or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the shares, or both.
We will not receive any of the proceeds from such sales of the shares of Common Stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to its sale of shares of Common Stock. See “Plan of Distribution” of this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell any of the Shares.
On Wednesday, December 17, 2025, the Company effected a 1-for-17.85 reverse stock split. Unless otherwise noted, all share, per share and pricing information relating to our Common Stock in this registration statement is presented on a post-split basis.
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.” On April 17, 2026, the last reported sale price of our Common Stock was $7.50 per share.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, as such, have elected to take advantage of certain of the scaled disclosures available for smaller reporting companies. See “Prospectus Summary – Implications of Being a Smaller Reporting Company.”
Investing in our securities involves risks. See the section entitled “Risk Factors” on page 8 of this prospectus to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2026.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.
The information contained in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof, and the information in the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our securities. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference in this prospectus, our business, financial condition, results of operations and prospects may have changed. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.
We are responsible for the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information, and we take no, and the Selling Stockholders take no, responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell the Warrant Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.
Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2026, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC. Accordingly, you should not place undue reliance on this information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding Momentus’ or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “contemplate,” “objective,” “target,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	Momentus’ strategy, future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects, and plans;
•	the potential future capabilities of Momentus’ technology, including its water plasma propulsion technology;
•	projections of market growth and size;
•	anticipated progress and timeline of any testing of Momentus’ technology and any launch status of Momentus’ satellite transportation systems;
•	expansion plans and opportunities; and
•	the outcome of any known and unknown litigation and regulatory proceedings.
The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	the ability of the Company to finance its operations;
•	the ability of the Company to obtain licenses and government approvals for its missions, which are essential to its operations;
•	the ability of the Company to effectively market and sell satellite transport services and planned in-orbit services;
•	the ability of the Company to protect its intellectual property and trade secrets;
•	the development of markets for satellite transport and in-orbit services;
•	the ability of the Company to develop, test and validate its technology, including its water plasma propulsion technology;
•	delays or impediments that the Company may face in the development, manufacture and deployment of next generation satellite transport systems;
•	the ability of the Company to convert backlog or inbound inquiries into revenue;
•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business, including export control license requirements;
•	the ability to attract or maintain a qualified workforce with the required security clearances and requisite skills;
•	level of product service or product or launch failures or delays that could lead customers to use competitors’ services;
•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;
•	Momentus’ compliance with Nasdaq listing requirements;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and/or
•	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus and any free writing prospectus speak only as of the date of this prospectus and any free writing prospectus. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein, including the information set forth under the heading “Risk Factors” and our consolidated financial statements and the related notes herein.
The Company
Momentus is a U.S. commercial space company that offers satellites, satellite buses, and other satellite components, transportation and infrastructure services, including hosted payloads and other in-orbit services to help enable the commercialization of space. Satellite operators are our principal customers and target customers. Momentus offers satellites and satellite buses and technology designed to meet the specific needs of government and commercial customers.
We provide or plan to provide satellites, satellite buses, solar arrays, and other satellite components. Our satellites and satellite technologies offer competitive advantages to customers such as greater payload capability, significant on-orbit power, flexibility of design and the ability to accommodate a range of sensors, communications equipment, and other space instruments, low cost, and speed of delivery.
We are developing an innovative Tape Spring Solar Array (“TASSA”) that has the potential to produce power at substantially lower cost than competing solar arrays. TASSA also has important advantages in its ability to be deployed and retracted to protect the array from in-space collisions with debris and to easily maneuver the satellite to different locations or adjust its characteristics.
Over the past several years, Momentus has developed other innovative technologies, such as our Microwave Electrothermal Thruster (“MET”) that uses water as a propellant, designed to efficiently accomplish missions such as transportation of customer payloads and small satellites to custom orbits. The MET’s water propellant is safe, environmentally-friendly, and easy to transport and handle, in contrast to the highly-toxic and difficult to handle propellants commonly used in the space industry. The MET has high specific impulse, or ISP, which is a measure of efficiency, making it well-suited for transportation missions with significantly higher thrust than missions more suitable for low thrust electric propulsion. The MET has been successfully demonstrated on orbit and we have matured this technology to Technology Readiness Level 9, the highest level, with hundreds of successful firings in space during our missions. We have designed our satellite buses and Orbital Service Vehicles to use this innovative technology, while also implementing a modular design that enables Momentus to incorporate high-thrust chemical thrusters or electric thrusters instead of the MET for missions with different requirements.
We provide or plan to provide services, including “last mile” satellite transportation, payload-hosting, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings. We believe our planned service offerings will increase deployment options for satellite operators and lower their operating costs relative to traditional approaches while also minimizing environmental impact when utilizing our MET with water as a propellant.
We plan to provide these services with Orbital Service Vehicles (“OSVs”) that we design and manufacture. While we plan to eventually operate a family of progressively larger and more capable OSVs, we are currently focused onVigoride, which was originally designed to operate in low-Earth orbit (“LEO”), but is undergoing enhancements designed to allow it to operate in Geostationary-Earth Orbit (“GEO”), Lunar, and Deep Space orbits.
We believe that Vigoride has the ability to deliver fast, versatile, and cost-effective transportation and infrastructure services to our customers. We conducted our inaugural test and demonstration mission with Vigoride in 2022. Momentus has launched four missions to date, deployed 17 customer satellites, and provided hosted payload services. Three of these missions involved operation of the Vigoride OSV in orbit. During these three Vigoride missions, the system and technology were tested repeatedly. Improvements based on lessons learned during these missions were rapidly incorporated. As a result of these three missions, the Vigoride OSV has been successfully demonstrated in space and accumulated significant flight heritage.
Our transportation service offering focuses on delivering our customers’ satellites to precision orbits. To accomplish this, we partner with leading launch service providers, such as SpaceX, to “ride share” our customer’s satellites from Earth to space on a midsized or large rocket. Customer satellites can also be carried aboard small launch vehicles for dedicated missions.

Our OSVs would then provide “last mile” transportation services from the rocket’s drop-off orbit to a custom orbit of the satellite operator’s choosing. We believe this “hub-and-spoke” model has the potential to expand our customers’ deployment options relative to what they would be able to achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. Our OSVs are currently expendable, meaning they are used to perform services before they de-orbit themselves upon completion of their mission. However, our goal is to eventually make our OSVs reusable, or capable of remaining in space to conduct follow-on missions, which has the potential to lower our cost of delivering services to our customers. To achieve reusability, we need to develop additional technologies that will allow our vehicles to locate and navigate to customer satellites in space, physically connect to them, and perform a variety of robotic operations including fluid transfer. The first of these technologies is related to Rendezvous and Proximity Operations (“RPO”) which is the ability for the OSV to locate and maneuver to another object in space.
In 2025, the U.S. Air Force Research Labs SpaceWERX organization—which is the innovation arm of the U.S. Space Force—awarded Momentus a Direct to Phase II Small Business Innovation Research (“SBIR”) contract. The award supports the in-space flight demonstration of a novel, low-cost multi-spectral sensor suite for RPO, scheduled for early 2026.
We are also offering variants of our Vigoride OSV to government and commercial customers as a traditional bus manufacturer and satellite prime contractor. Vigoride, and its variants, M-500 and M-1000, are being offered to support missions such as communication, sensing and tracking of missiles, positioning, navigation, and timing (“PNT”) as well as payload technology demonstrations.
Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers.
Momentus is offering high-volume production of buses, based on Vigoride’s technologies, for hosted payloads by integrating customer’s unique payloads for a variety of missions and for customer-owned satellites for use in constellations. A hosted payload is a module attached to a satellite that can be operated independently from the main spacecraft but which shares the satellite’s power supply and communications equipment. Hosted payloads are often used by commercial and government customers seeking to operate or test a capability for uses such as communications and sensing in orbit without having to pay the cost of building and launching an entire satellite. Using a hosted payload on a commercial satellite can reduce both the expense and time required to get communications and other technologies into space.
Our Vigoride OSVs are intended to provide safe, affordable, reliable, and regular in-space services to our customers, including space transportation, payload hosting, and in-orbit servicing. We designed our Vigoride vehicle to deliver small customer payloads anywhere in LEO. However, we also plan to design and produce larger vehicles and satellite buses to carry larger payloads to more distant orbits such as GEO.
We currently plan to offer the following infrastructure services to the space economy:
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Satellites and Constellation Bus: Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellites for use in constellations.

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Satellite Technologies: Momentus is developing and plans to offer satellite technologies such as our Tape Spring Solar Array, 3D printed propulsion tanks, and other components used on the Vigoride OSV. These technologies and components have been flown in space, or are scheduled to be flown in space, and offer important competitive advantages such as lower cost and flexibility to meet the needs of owners and operators of satellites.

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Space Transportation: Momentus offers a transportation service to deliver customers’ satellites to precision orbits. Under this model, our customers would deliver their payload to us a few months prior to launch for integration onto our vehicle. Once we have integrated our customers’ payloads, we would then ship our vehicle, holding the customer payload, to the launch site, where it would be integrated onto the launch vehicle. The launch vehicle would then transport our vehicle to the drop-off orbit. After separation from the launch vehicle, our OSV would transport our customers’ payloads to their chosen final orbit.

We believe our transportation service has the potential to expand our customers’ deployment options relative to what they could achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle.
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Hosted Payload: There are a broad range of payloads, satellite components, and other space technologies, that customers want to operate, test, or validate in space. During development of a satellite component or other system, testing and validation of performance are important, particularly in the harsh environment of space. In other cases, customers wish to operate technologies such as solar collection and energy transmission systems in space without the expense of developing a full system that includes the satellite bus hosting these instruments. Momentus’ hosted payload service allows customers to operate, test, and validate the performance of the technology or system in space at lower cost and less complexity. Momentus’ service offers the ability to manage the integration and operation of these payloads in space. Additionally, Momentus is able to obtain necessary government licenses and manage the integration of these hosted payloads onto our OSV.

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In-Orbit Servicing: As the number of satellites in space increases, so does their need to be serviced. We are actively developing and testing Momentus’ vehicles to be capable of performing in-orbit servicing. We plan to equip future vehicles with robotic arms and an ability to maneuver in close proximity to other spacecraft and grapple, dock, or berth with them. We believe these capabilities could allow us to offer a suite of different in-orbit services, such as inspection, refueling, life extension, re-positioning, salvage missions, maintenance and repair, and de-orbiting.

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Satellite Bus: Technologies used to support the hosted payload market are directly applicable to offering customer-owned satellite buses for use in constellations. Momentus is offering high-volume production of low-cost buses, based on Vigoride’s technologies, and integrating customers’ unique payloads for a variety of missions ranging from communications to Earth Observation. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August 2023.

For a further description of the risks associated with our business, see “Risk Factors.” Investors are cautioned to review the following description of Momentus’ business together with the entirety of this prospectus, including the within-mentioned risk factors.
Nasdaq Compliance
Our Common Stock is currently listed for quotation on the Nasdaq Capital Market. We are required to meet Nasdaq listing rules in order to maintain such listing. As previously reported, the Company received a series of letters from the Listing Qualifications Staff of Nasdaq (the “Staff”) beginning March 27, 2024 with respect to the Company’s failure to comply certain requirements for continued listing according to the rules of Nasdaq, specifically in regards to the Company’s stockholders equity, which non-compliance ultimately resulted in the Staff issuing a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”). As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”) to appeal Nasdaq’s delisting determination and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process.
On January 13, 2025, the Company received a letter issued by the Panel granting the Company’s request to continue its listing on Nasdaq until April 15, 2025 while the Company executes its plan to regain compliance with the requirements of Nasdaq Listing Rule 5550(b). Additionally, the Panel confirmed that the Company has regained compliance with the Minimum Bid Price Requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), as a result of the Reverse Stock Split the Company effected on December 12, 2024.
As disclosed in the Company’s Current Report on Form 8-K filed on April 14, 2025, on April 12, 2025, the Company entered into the Master Services Agreement with Velo3D, Inc. (“VLD”), a provider of additive manufacturing solutions, also referred to as 3D printing, pursuant to which VLD will provide services to design and produce components and systems that will be utilized by the Company or its customers in its spacecraft, systems, and components. In exchange for the services, the Company issued an aggregate of 26,749 shares of Common Stock and 673,408 shares of non-voting Series A Preferred Stock.
On June 24, 2025, the Company announced that it had received a letter from Nasdaq providing written confirmation that the Company has regained compliance with the Equity Rule. Nasdaq has indicated that if the Company’s stockholder’s equity as of June 30, 2025 included in the Company’s Quarterly Report for the quarter ended June 30, 2025 does not show a stockholder’s equity of $2,500,000, the Company may again be subject to delisting from Nasdaq. In the

Company’s Quarterly Report for the quarter ended June 30, 2025, filed with the SEC on August 19, 2025, the Company reported a stockholders’ deficit of approximately $9.97 million.
The Master Services Agreement provided for the cancellation of shares of the Company’s capital stock held by VLD in certain circumstances upon expiration or termination. On August 14, 2025, the Company irrevocably waived its right under the Master Services Agreement to cancel such shares upon expiration or termination of the Master Services Agreement.
In the Company’s Annual Report for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026, the Company reported a stockholders’ equity of approximately $17.1 million.
Going Concern Uncertainty
Our consolidated financial statements are prepared assuming that the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date the consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date the Company remains heavily focused on growth and continued development of its proprietary technology, and as a result, it has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally.
Pursuant to the requirements of ASC Sub-Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the consolidated financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
In connection with the preparation of the consolidated financial statements for the year ended December 31, 2025, management conducted an evaluation and concluded that, without taking into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to fund its regular operations, scaling of commercial production, and maintain its existing services and products as a going concern for one year from the date the consolidated financial statements are issued. In the event the Company is unable to raise additional financing, the following plans alleviate the substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such financial statements: (i) collection of amounts as they come due under customer contracts, (ii) monetization of unutilized capacity under the Master Services Agreement with Velo3D, Inc.; (iii) reduction of employee headcount and compensation expenses; and (iv) reduction of outside vendor expenses.
While the Company believes these actions provide sufficient liquidity for its current operating plans, additional capital will be required in the future to support operations and growth initiatives and achieve profitability, and there can be no assurance that such capital will be available on acceptable terms or at all. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally. This is reflected by the Company’s incurred net losses of $30.5 million for the year ended December 31, 2025, and an accumulated deficit of $438.6 million as of December 31, 2025. Additionally, the Company used net cash of $23.3 million to fund its operating activities for the year ended December 31, 2025, and had cash and cash equivalents of $12.8 million as of December 31, 2025.
As a result of management’s plans, management has concluded that its mitigation plans alleviate the substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date the consolidated financial statements are issued. However, If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely and the Company may not realize any significant value from its assets.
January 2026 Private Placement
On January 5, 2026, the Company engaged in a private placement pursuant to which the Company agreed with an investor (the “January PIPE Investor”) to sell and issue to such stockholder (i) pre-funded warrants to purchase up to 925,926 shares of Common Stock (the “January 2026 Pre-Funded Warrants”), and (ii) warrants to purchase up to 925,926 shares of Common Stock (the “January 2026 Common Warrants”).
The purchase price of each January 2026 Pre-Funded Warrant equals $5.39999, and the exercise price of each January 2026 Pre-Funded Warrant equals $0.00001 per share. The January 2026 Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire until exercised in full. The January 2026 Common Warrants have an exercise price per share of Common Stock equal to $5.40 per share. The January 2026 Common Warrants will be exercisable immediately following receipt of shareholder approval and will expire five years from the initial exercise date. The exercise price and the number of shares of Common Stock issuable upon exercise of the January 2026 Common Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In connection with the private placement, on January 5, 2028, the Company entered into a Placement Agency Agreement with the Placement Agent. As part of its compensation for acting as Placement Agent for the private placement, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds and also agreed to issue to the warrants to purchase up to 46,296 shares of Common Stock (the “January 2026 PA Warrants”) at an exercise price of $5.94, which are exercisable on or after July 6, 2026. The January 2026 PA Warrants have a term of five years from January 6, 2026.
The Company received aggregate gross proceeds from the private placement of approximately $5 million, before deducting placement agent commissions and expenses in connection with the private placement, which were paid by the Company. After deducting the approximately $0.42 million paid to the Placement Agent pursuant to the Placement Agency Agreement, the Company received approximately $4.58 million in proceeds from the private placement. The Company agreed to use the net proceeds from the private placement for general corporate purposes, which may include repayment of principal on the Company’s indebtedness, capital expenditures, and funding its working capital needs.
Also in connection with the private placement, the Company and the January 2026 PIPE Investor agreed to reduce the exercise price of certain warrants issued to the 2026 PIPE Investor on October 15, 2025 and December 11, 2025 from $13.74 per share to $5.40 per share.
April 2026 Private Placement
On April 14, 2026, the Company engaged in a private placement pursuant to which the Company agreed with an investor (the “April PIPE Investor”) to sell and issue to such stockholder (i) 450,000 shares of Common Stock (the “April 2026 Private Placement Shares”) and (ii) pre-funded warrants to purchase up to 883,334 shares of Common Stock (the “April 2026 Pre-Funded Warrants”).
The purchase price of each April 2026 Private Placement Share equals $3.75. The purchase price of each April 2026 Pre-Funded Warrant equals $3.74999, and the exercise price of each April 2026 Pre-Funded Warrant equals $0.00001 per share. The April 2026 Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire until exercised in full.
In connection with the private placement, on April 14, 2026, the Company entered into a Placement Agency Agreement with the Placement Agent. As part of its compensation for acting as Placement Agent for the private placement, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds and also agreed to issue to the warrants to purchase up to 66,666 shares of Common Stock (the “April 2026 PA Warrants”) at an exercise price of $4.125, which are exercisable on or after October 11, 2026. The April 2026 PA Warrants have a term of five years from April 15, 2026.
The Company received aggregate gross proceeds from the private placement of approximately $5 million, before deducting placement agent commissions and expenses in connection with the private placement, which were paid by the

Company. After deducting the approximately $0.42 million paid to the Placement Agent pursuant to the Placement Agency Agreement, the Company received approximately $4.58 million in proceeds from the private placement. The Company agreed to use the net proceeds from the private placement for general corporate purposes, which may include repayment of principal on the Company’s indebtedness, capital expenditures, and funding its working capital needs.
2025 Reverse Stock Split
In order to maintain compliance with the Minimum Bid Price Requirement, on December 3, 2025, the board of directors of the Company approved a reverse stock split ratio of 1-for-17.85 approved by the stockholders of the Company on September 17, 2025 (the “Reverse Stock Split”). The Reverse Stock Split was effective as of 5:00 p.m. Eastern Time on December 17, 2025.
Implications of Being a Smaller Reporting Company
As a company with less than $100 million of annual revenue in our most recently completed fiscal year and the market value of our stock held by non-affiliates as of June 30, 2024, was less than $700 million, we qualify as a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. A smaller reporting company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to, reduced disclosure about our executive compensation arrangements and an exemption from the requirements to obtain a non-binding advisory vote on golden parachute arrangements. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.
Corporate Information
We were incorporated in the State of Delaware in May 2019 as a special purpose acquisition company under the name Stable Road Acquisition Corp. On November 13, 2019, we completed our initial public offering. On August 12, 2021, we consummated a business combination with Legacy Momentus pursuant to that Agreement and Plan of Merger, dated October 7, 2020. In connection with such business combination, we changed our name from Stable Road Acquisition Corp. to Momentus Inc.
Our principal executive offices are located at 1762 Automation Parkway, San Jose, California 95131. Our telephone number is (650) 564-7820. Our website address is www.momentus.space. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Momentus, the Momentus logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Momentus. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

THE OFFERING
Common stock offered by the Selling Stockholder
Up to 1,400,000 shares of Common Stock consisting of (i) 450,000 Private Placement Shares (i) 883,334 Pre-Funded Warrant Shares issuable to the Selling Stockholders upon the exercise of the Pre-Funded Warrants; and (iii) 66,666 PA Warrant Shares issuable to the Selling Stockholders upon exercise of the PA Warrants.
Terms of the offering
The Selling Stockholders will determine when and how they will sell the Shares offered in this prospectus, as described in “Plan of Distribution.”
Use of proceeds
We will not receive any proceeds from the sale of the Shares covered by this prospectus.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Nasdaq Stock Market Symbols
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should consider carefully the specific risk factors discussed in this section and above under “Cautionary Note Regarding Forward-Looking Statements”, under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial conditions, results of operations, stock price and prospectus could be materially and adversely affected. In that even, the price of our Common Stock could decline, and you could lose part or all of your investment.
We may not currently or in the future be able to continue as a going concern.
The financial statements incorporated by reference in this prospectus have been prepared on a going concern basis of accounting which assumes that we will continue as a going concern, and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. To date, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally. In connection with an evaluation conducted by the Company’s management during the preparation of this report, management concluded that there were conditions and events which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of the financial statements included in this report.
The uncertainty regarding our ability to continue as a going concern could materially adversely affect our share price and our ability to service our indebtedness, raise new capital or enter into commercial transactions. To address these matters, the Company may take actions that materially and adversely affect our business, including significant reductions in research, development, administrative and commercial activities, reduction of our employee base, and ultimately curtailing or ceasing operations, any of which could materially adversely affect our business, financial condition, results of operations and share price. In addition, doubts about our ability to continue as a going concern could impact our relationships with customers, vendors and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any loss of key personnel, employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition and results of operations.
If we fail to comply with the continued listing requirements of Nasdaq we face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.
On September 24, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq indicating that the Company was subject to delisting for failure to satisfy Nasdaq’s requirements for continued listing set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Company had also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving the deficiencies related to the Periodic Reporting Requirement. On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years (the “Equity Rule”).

As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allowed the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance.
The Company called a special meeting of stockholders on December 2, 2024, to approve a reverse stock split to regain compliance with Nasdaq rules. On December 12, 2024, the Company effected a 1-for-14 reverse stock split, and on December 27, 2024, the Company’s Common Stock closed above the minimum bid price for ten consecutive trading days as required to regain compliance with the Minimum Bid Price Requirement.
On January 13, 2025, the Company received a letter issued by the Panel granting the Company’s request to continue its listing on Nasdaq until April 15, 2025 while the Company executed its plan to regain compliance with the requirements of the Equity Rule.
As disclosed in the Company’s Current Report on Form 8-K filed on April 14, 2025, on April 12, 2025, the Company entered into the Master Services Agreement with VLD, pursuant to which VLD will provide services to design and produce components and systems that will be utilized by the Company or its customers in its spacecraft, systems, and components. In exchange for the services, the Company issued an aggregate of 26,749 shares of Common Stock and 673,408 shares of non-voting Series A Convertible Preferred Stock.
On June 24, 2025, the Company announced that it had received a letter from Nasdaq providing written confirmation that the Company has regained compliance with Nasdaq’s rules. Nasdaq has indicated that if the Company’s stockholder’s equity as of June 30, 2025 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 does not show a stockholder’s equity of at least $2,500,000, then the Company may again be subject to delisting from Nasdaq. In the Company’s Quarterly Report for the quarter ended June 30, 2025, filed with the SEC on August 19, 2025, the Company reported a stockholders’ deficit of approximately $9.97 million.
The Master Services Agreement with VLD provided for the cancellation of shares of the Company’s capital stock held by VLD in certain circumstances upon expiration or termination. On August 14, 2025, the Company irrevocably waived its right under the Master Services Agreement to cancel such shares upon expiration or termination of the Master Services Agreement.
In order to maintain compliance with the Minimum Bid Price Requirement, the Company effected a reverse stock split of the Common Stock at a ratio of 1-for-17.85, which went into effect at 5:00 p.m. Eastern Time on December 17, 2025.
In the Company’s Annual Report for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026, the Company reported a stockholders’ equity of approximately $17.1 million.
There can be no assurance that the Company will be able to maintain compliance with the Equity Rule, the Minimum Bid Price Requirement, the Periodic Reporting Requirement, or other applicable Nasdaq listing rules, that the Company will be able to successfully implement a reverse stock split if it decides to pursue one, that the Panel will grant any future request from the Company for a suspension of delisting on Nasdaq, or that the Company’s appeal of a delisting determination will be successful. Additionally, if we fail to meet the Minimum Bid Price Requirement, we are not eligible for a 180-day cure period from Nasdaq to regain compliance with such requirement because we have conducted a reverse stock split in the past year and thus we would be immediately delisted.
If at the time of filing of the Company’s next periodic financial statements the Company does not evidence compliance with the Equity Rule, the Company may again be subject to delisting from Nasdaq. If the Common Stock loses its listing on the Nasdaq Capital Market, the Common Stock would likely trade in the over-the-counter market. If the Common Stock were to trade on the over-the-counter market, selling the Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event the Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in the Common Stock, further limiting the liquidity of such shares. A determination that the Common Stock is a “penny stock” would require brokers trading in the Common Stock to adhere to even more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for the Common Stock. Such delisting from the Nasdaq Capital Market and continued or further declines in the price of shares of the Common Stock could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.
We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants and conversion of our outstanding convertible notes can have a dilutive effect on our Common Stock.
We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants and conversion of our convertible notes will likely have a dilutive effect on our Common Stock. The issuance of shares of Common Stock upon exercise of outstanding options or warrants or conversion of Preferred Stock could result in substantial dilution to our stockholders, which may have a negative effect on the price of our Common Stock.
We need additional capital and any additional capital we seek may not be available in the amount or at the time we need it.
We need to raise funds in the future to execute our business plan. We may seek to raise additional capital to expand our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in our best interests and the interests of our stockholders. Additional capital may be raised through the sale of common or preferred equity or convertible debt securities, entry into debt facilities or other third-party funding arrangements. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of the Common Stock. Agreements entered into in connection with such capital raising activities could contain covenants that would restrict our operations or require us to relinquish certain rights. Additional capital may not be available on reasonable terms, or at all. If we cannot timely raise any needed funds, we may be forced to reduce our operating expenses, which could adversely affect our ability to implement our long-term strategic roadmap and grow our business.
The market price of the Common Stock has been, and may continue to be, volatile, which could reduce the market price of the Common Stock.
The publicly traded shares of the Common Stock have experienced, and may experience in the future significant price and volume fluctuations. During the 12 months ended April 17, 2026, the market price of the Common Stock as reported by Nasdaq has ranged from a high of $43.56 per share to a low of $3.11 per share. This market volatility could reduce the market price of the Common Stock without regard to our operating performance. In addition, the trading price of the Common Stock could change significantly in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting the space transportation industry generally, changes in national or regional economic conditions, changes in securities analysts’ estimates for us or our competitors’ or industry’s future performance or general market conditions, making it more difficult for shares of the Common Stock to be sold at a favorable price or at all. The market price of the Common Stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.
Future sales and issuances of the Common Stock could cause our stock price to fall.
Sales of a substantial number of shares of the Common Stock by our existing stockholders in the public market, or the perception that these sales might occur, could depress the market price of the Common Stock and could impair our ability to raise additional capital through the issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of the Common Stock.
Any issuance of equity we may undertake in the future to raise additional capital could cause the price of the Common Stock to decline, or require us to issue shares at a price that is lower than that paid by holders of the Common Stock in the past, which would result in those newly issued shares being dilutive. In addition, future investors could gain rights superior to existing stockholders, such as liquidation and other preferences. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities will likely have rights senior to the rights of a common stockholder, which could impair the value of the Common Stock.
We also have stock options and warrants outstanding to purchase shares of our capital stock. Our stockholders may incur dilution upon exercise of any outstanding stock options and warrants.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. We will bear all fees and expenses incident to our obligation to register such shares.

SELLING STOCKHOLDERS
This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of the Shares, consisting of up to an aggregate of 1,400,000 shares of Common Stock. The Selling Stockholders acquired the Shares in the transaction described above under the heading “Prospectus Summary—April 2026 Private Placement.”
The Pre-Funded Warrants provide that the Selling Stockholders will not have the right to exercise any portion of the Pre-Funded Warrants if such exercise would cause the aggregate number of shares of Common Stock beneficially owned by the applicable Selling Stockholder (together with its affiliates) to exceed 9.99% (the “Pre-Funded Warrant Ownership Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. By written notice to the Company, a Selling Stockholder may decrease or increase the Pre-Funded Warrant Ownership Limitation to any other percentage, provided that in no event can the Pre-Funded Warrant Ownership Limitation exceed 9.99%. Any such increase will not be effective until the 61st day after such notice is delivered to the Company by the Selling Stockholders.
The PA Warrants provide that the Selling Stockholders will not have the right to exercise any portion of the PA Warrants before October 11, 2026. In addition, the PA Warrants provide that the Selling Stockholders will not have the right to exercise any portion of the PA Warrants if such exercise would cause the aggregate number of shares of Common Stock beneficially owned by the applicable Selling Stockholder (together with its affiliates) to exceed 4.99% (the “PA Warrant Ownership Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the PA Warrants. By written notice to the Company, a Selling Stockholder may decrease or increase the PA Warrant Ownership Limitation to any other percentage, provided that in no event can the PA Warrant Ownership Limitation exceed 9.99%. Any such increase will not be effective until the 61st day after such notice is delivered to the Company by the Selling Stockholders.
The table below sets forth, as of April 17, 2026, the following information regarding the Selling Stockholders:
•	Name of the Selling Stockholders;
•	Number of shares of Common Stock beneficially owned by the Selling Stockholders prior to exercise of the Warrants; and
•	Number of shares of Common Stock issuable upon the exercise of the Warrants;
The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.
All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreement, arrangements, or understanding with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of their respective shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Citadel CEMF Investments Ltd.(1)	1,333,334(2)	1,333,334(3)	—(4)	—
A.G.P. / Alliance Global Partners(5)	120,774(6)	66,666(7)	54,108(4)	0.81%

(1)
The securities are directly held by Citadel CEMF Investments Ltd. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP, or “CAH”, is the sole member of Citadel Advisors LLC. Citadel GP LLC, or “CGP”, is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the securities. This disclosure is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas LLC, 830 Brickell Plaza, Floor 15, Miami, Florida 33131.

(2)	Consists of (i) 450,000 shares of Common Stock and (ii) 883,334 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Pre-Funded Warrants.
(3)
Consists of (i) 450,000 shares of Common Stock and (ii) 883,334 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Stockholders from exercising that portion of the warrants that would result in the Selling Stockholders and their respective affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation

(4)	Assuming the sale of all securities offered hereby.
(5)	The securities are directly held by A.G.P./Alliance Global Partners. The address of A.G.P./Alliance Global Partners is 590 Madison Avenue, 28th Floor, New York, New York 10022.
(6)
Consists of (i) 66,666 shares of Common Stock issuable to the Selling Stockholder upon exercise of the PA Warrants; and (ii) 54,108 shares of Common Stock issuable to the Selling Stockholder upon exercise of certain warrants.

(7)
Consists of 66,666 shares of Common Stock issuable to the Selling Stockholder upon exercise of the PA Warrants. None of the PA Warrants may be exercised prior to October 11, 2026. In addition, the PA Warrants are subject to a beneficial ownership limitation of 4.99% (or, at the election of the applicable Selling Stockholder, 9.99%), which such limitation restricts the Selling Stockholders from exercising that portion of the warrants that would result in the Selling Stockholders and their respective affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation

PLAN OF DISTRIBUTION
The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the applicable Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the applicable Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the applicable Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the applicable Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The applicable Selling Stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The applicable Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Applicable Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under

Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the applicable Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Bradley Arant Boult Cummings LLP.
EXPERTS
The consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 2025 and 2024, incorporated by reference in this prospectus, have been audited by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We also maintain a website at www.momentus.space, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Momentus Inc.
Attn: John C. Rood
Chief Executive Officer
1762 Automation Parkway
San Jose, CA 95131
Telephone: (650) 564-7820

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and superseded this information. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC (Commission File No. 001-39128):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026;
•	our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 10, 2026;
•
the description of our Common Stock contained in Exhibit 4.19 to our Registration Statement on Form S-1, as filed with the SEC on April 21, 2025, and including any further amendment or report filed for the purpose of updating such description; and

•	our Current Reports filed on Form 8-K with the SEC on January 9, 2026, January 13, 2026, February 12, 2026, February 20, 2026, April 13, 2026, April 16, 2026, and April 20, 2026.
All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement, and on or after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

Up to 1,400,000 Shares of Common Stock
PRELIMINARY PROSPECTUS
    , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$1,379
Legal fees and expenses	$15,000
Accounting fees and expenses	$40,000
Miscellaneous	$5,000
Total	$61,379

Item 15.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides for such limitation of liability to the fullest extent permitted by the DGCL.
The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.
The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
1.2
Sales Agreement,dated September 19, 2025, by and between Momentus Inc. and Alliance Global Partners (incorporated by reference to Exhibit 1.1 to the Company’s Current Registration Statement on Form S-3 filed on September 22, 2025).

2.1†
Agreement and Plan of Merger,dated as of October 7, 2020, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 7, 2020).

2.2
Amendment No. 1 to Agreement and Plan of Merger,dated March 5, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on March 8, 2021).

2.3
Amendment No. 2 to Agreement and Plan of Merger ,dated as of April 6, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 8, 2021).

2.4
Amendment No. 3 to Agreement and Plan of Merger, dated as of June 29, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 29, 2021).

4.1
Warrant Agreement, dated November 7, 2019,between Continental Stock Transfer & Trust Company and SRAC (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 13, 2019).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-233980) filed on October 10, 2019).
4.3	Form of Class A Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
4.4	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 16, 2024).
4.5	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 18, 2024).
4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 18, 2024).
4.7	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.8	Amendment to Common Stock Purchase Warrants (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.9	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.10	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 21, 2025).
4.11	Description of Securities (incorporated by reference to Exhibit 4.19 to the Company’s Registration Statement on Form S-1 filed on April 21, 2025).
4.12	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-1 (Registration No. 333-287712) filed on May 30, 2025).
4.13	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 2, 2025).
4.14	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 2, 2025).

Exhibit Number	Description of Exhibit
4.15	Amendment to Common Stock Purchase Warrants (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on July 2, 2025).
4.16	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 14, 2025).
4.17	Form of Class A Common Stock Purchase Warrant (incorporated by reference to Exhibit C to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 11, 2025).
4.18
Junior Secured Convertible Note Due September 25, 2026, dated September 25, 2025, between Momentus Inc. and Yield Point NY, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 29, 2025).

4.19
Common Stock Purchase Warrant, dated September 25, 2025, between Momentus Inc. and Yield Point NY, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 29, 2025).

4.20	AIR Warrant, dated September 25, 2025, between Momentus Inc. and Yield Point NY, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 29, 2025).
4.21
Pre-Funded Common Stock Purchase Warrant, dated September 25, 2025, between Momentus Inc. and Yield Point NY, LLC (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on September 29, 2025).

4.22
Pre-Funded Common Stock Purchase Warrant, dated September 30, 2025, between Momentus Inc. and Baker & McKenzie LLP (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 6, 2025).

4.23	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 15, 2025).
4.24	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 12, 2025).
4.25	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 9, 2026).
4.26	Form of Common Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 9, 2026).
4.27	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 16, 2026).
4.28	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 16, 2026).
5.1*	Opinion of Bradley Arant Boult Cummings LLP.
23.1*	Consent of Frank, Rimerman + Co. LLP, independent registered public accounting firm.
23.2*	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the prospectus which forms part of this registration statement).
107*	Filing Fee Table.

*	Filed herewith
†
Certain of the exhibits and schedules to this Exhibit List have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 21, 2026.

MOMENTUS INC.

By:	/s/ Lon Ensler
Name:	Lon Ensler
Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John C. Rood and Lon Ensler, and each and either of them, as his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to act on, sign and file any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act together with all schedules and exhibits thereto, to act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Rood	Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2026
John C. Rood

/s/ Lon Ensler	Chief Financial Officer (Principal Financial and Accounting Officer)	April 21, 2026
Lon Ensler

/s/ Brian Kabot	Director	April 21, 2026
Brian Kabot

	Director	April 21, 2026
Chris Hadfield

/s/ Kimberly A. Reed	Director	April 21, 2026
Kimberly A. Reed

/s/ Linda J. Reiners	Director	April 21, 2026
Linda J. Reiners

/s/ Mitchel B. Kugler	Director	April 21, 2026
Mitchel B. Kugler

/s/ Victorino Mercado	Director	April 21, 2026
Victorino Mercado